EXHIBIT 99.1


PRESS RELEASE                                          Source: Auto Data Network
AUTO DATA NETWORK COMPLETES $16.5 MILLION FINANCING

Friday March 12, 7:52 am ET

SERIES B PREFERRED STOCK FINANCING WILL ENABLE COMPANY TO COMPLETE IMPORTANT TRANSACTION

NEW YORK--(BUSINESS WIRE)--March 12, 2004--Auto Data Network Inc. (OTCBB: ADNW -
News), a provider of software and real-time data services to the automotive industry, today announced the closing of a $16.5 million financing of Series B Preferred Stock. New investors in this round included Alexandra Global Master Fund Ltd., China Development Bank and Tradewinds Fund Ltd. (Series A investors). Investors that also participated in the Company's prior financing included Creedon Keller & Partners, Inc., Crestview Capital Master, L.L.C., United Value Investors, Ltd., Triage Capital Management LP and Triage Offshore Fund Ltd.

"We are extremely pleased by the quality of institutional investors that have chosen to participate in this tranche," commented Chris Glover, Chairman of Auto Data Network. "The capital raised in this round will enable Auto Data Network to complete an extremely important transaction that will considerably accelerate our growth."

Indigo Ventures, LLC served as financial advisor to the Company and Middlebury Capital LLC acted as placement agent.

About Auto Data Network

Auto Data Network is a group of established companies which provide software products and services to the automotive industry. The company's main customer base is the auto dealership marketplace. This marketplace consists of approximately 78,000 dealers in North America and 92,000 dealers in Europe. The company estimates that this represents a $15 billion market for Software and Services specifically for auto dealerships. The company supplies a suite of software solutions and services that enable dealerships to run their businesses more efficiently whilst achieving considerable cost savings. The majority of the company's current solutions are focused on serving the aftermarket and finance areas of dealerships. These areas are of particular importance as the aftermarket business is responsible for 48% of a dealerships profit from 12% of their overall revenue. The second most profitable area is vehicle finance and insurance this area contributes 35% of profits from 2% of revenues.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission (SEC).

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Contact:

     Auto Data Network, Inc.
     Sue Allwork, 01144 1892 511 566
     info@autodatanetwork.com
     or
     Investor Relations:
     Wall Street Investor Relations Corp.
     Joe Zappulla, 212-681-4100
     jzappulla@wallstreetir.com


Source: Auto Data Network